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                                                                    EXHIBIT 4.43

                         LOCK-UP AND WAIVER AGREEMENT

                               October 16, 2000

Insynq, Inc.
1101 Broadway Plaza
Tacoma, Washington  98402
Attention:  John P. Gorst

Ladies and Gentlemen:

     The undersigned understands that Insynq, Inc., a Delaware corporation (the "Company"), in connection with agreements it is negotiating to sell $3 million of convertible debentures and up to $10 million shares of its Common Stock, $0.001 par value ("Common Stock") to certain purchasers thereunder (the "Purchasers"), is planning to register shares of Common Stock to be purchased by the Purchasers and certain other shares of Common Stock pursuant to a Registration Rights Statement on form SB-2 (the "Registration Statement"). The undersigned further understands that the failure to sign this Lock-up Agreement and Waiver will result in the failure of the transactions with the Purchasers to close and, consequently, the inability of the Company to continue its operations

     In consideration of the foregoing, and notwithstanding the registration rights previously granted to the undersigned by the Company, the undersigned hereby waives the exercise of any such registration rights it may have for a period of 180 business days (defined as days when the securities markets are open and trading) after the Registration Statement is declared effective by the Securities and Exchange Commission (the "Waiver Period"). In addition, the undersigned agrees that it will not, until the expiration of the Waiver Period, directly or indirectly (i) offer to sell, sell or contract to sell otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock or securities convertible into or exchangeable for any shares of Common Stock, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

     The undersigned further agrees that this Agreement may not be amended without the consent of the Company and the Purchasers in writing, and that the Purchasers are deemed to be third-party beneficiaries to this Agreement with the right to enforce this agreement as if it were the Company hereunder.

     The undersigned further agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against any transfer of shares of Common Stock held by the undersigned not in compliance with this Lock-Up Agreement.

                                     Very truly yours,


                                     Signature: /s/ One Click Investments, LLC
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                                     Printed Name: By: Eric Estoos, SVP
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